EXHIBIT 99.1

For further information contact:

Douglas Dynamics, Inc.

Nathan Elwell

847-530-0249

investorrelations@douglasdynamics.com

DOUGLAS DYNAMICS REPORTS SECOND QUARTER 2021 RESULTS

Attachments Segment Recorded Strong Pre-Season Order Book; Completed Favorable
Refinance of Credit Facility in June

Second Quarter Highlights:

•	Produced Net Sales of $157.5 million

•	Recorded GAAP Earnings per Share of $0.60

•	Reported Adjusted EPS of $0.91

•	Increased EPS guidance range for lower interest and income tax rates

•	Paid $0.285 per share cash dividend on June 30, 2021

August 2, 2021 — Milwaukee, Wisconsin — Douglas Dynamics, Inc. (NYSE: PLOW), North America’s premier manufacturer and upfitter of work truck attachments and equipment, today announced financial results for the second quarter ended June 30, 2021.

“We are pleased with our results for the quarter, which reflect both the continued strengthening of overall demand trends across our businesses, plus our efforts to drive performance while navigating labor market challenges, inflationary pressures, and the supply chain constraints primarily driven by the computer chip shortage that is impacting the work truck industry and overall economy,” noted Bob McCormick, President and CEO. “Demand in Attachments has shown considerable resilience during the pre-season order period, reflecting positive dealer sentiment and end user confidence. In Solutions, demand trends continue to strengthen, building record backlog, and reinforcing our confidence in the medium to long-term growth potential for the segment.”

Consolidated Second Quarter 2021 Results

$ in millions (except Margins & EPS)	Q2 2021	Q2 2020
Net Sales	$157.5	$120.0
Gross Profit Margin	31.0%	26.7%

Income (Loss) from Operations	$24.1	$(112.4)
Net Income (Loss)	$14.1	$(103.9)
Diluted EPS	$0.60	$(4.55)

Adjusted EBITDA	$33.5	$20.3
Adjusted EBITDA Margin	21.3%	16.9%
Adjusted Net Income	$21.3	$7.6
Adjusted Diluted EPS	$0.91	$0.33

Douglas Dynamics – Second Quarter 2021

•	Consolidated second quarter 2021 Net Sales were 31% higher compared to the same period last year driven by stronger preseason shipments in Attachments and the lack of pandemic shutdown experienced last year in all businesses, which dramatically curtailed shipments in both segments.

•	GAAP Net Income of $14.1 million, and EPS of $0.60, improved significantly year-over-year given the second quarter 2020 included an approximate six-week total operational shutdown due to the pandemic, plus a one-time, non-cash, goodwill impairment charge of $127.9 million, relating to the Solutions segment.

•	Although Adjusted EBITDA margin showed a year-over-year improvement, margins continued to be impacted by supply chain constraints, temporary shutdowns, and macroeconomic factors such as labor market constraints and inflationary pressures.

•	Selling, general and administrative expense increased when compared to the same quarter in the prior year due to an increase in stock-based compensation of $2.9 million, a $2.0 million earnout reversal last year, and an increase to more normalized discretionary spending.

•	A discrete tax benefit of $2.7 million was recorded during the second quarter of 2021, that lowered the effective tax rate in the current period, due to a successful outcome of an ongoing state tax audit.

Douglas Dynamics – Second Quarter 2021

Work Truck Attachments Segment Second Quarter 2021 Results

$ in millions (except Adjusted EBITDA Margin)	Q2 2021	Q2 2020
Net Sales	$104.6	$73.8
Adjusted EBITDA	$32.2	$20.4
Adjusted EBITDA Margin	30.8%	27.7%

•	Net Sales and Adjusted EBITDA increased 42% and 57% respectively compared to the prior year due to a strong start to the pre-season shipment period led by the release of pent-up demand from dealer cautiousness in 2020, and the pandemic disruption faced in the second quarter of 2020.

•	The timing of preseason orders is shifting back towards pre-pandemic levels in 2021, with an anticipated 55/45 ratio between second quarter and third quarter pre-season orders. Due to the pandemic, pre-season orders were an approximate 50/50 ratio in 2020.

Work Truck Solutions Segment Second Quarter 2021 Results

$ in millions (except Adjusted EBITDA Margin)	Q2 2021	Q2 2020
Net Sales	$52.9	$46.2
Adjusted EBITDA	$1.3	$(0.1)
Adjusted EBITDA Margin	2.5%	-0.3%

•	Net Sales and Adjusted EBITDA both increased compared to the prior year primarily due to the operational shutdowns in 2020 due to the pandemic.

•	Results were negatively affected by order delays from municipal customers that occurred in fourth quarter of 2020 and the first quarter of 2021 due to budget uncertainty plus supply chain constraints, leading to rolling shutdowns at some Henderson facilities during the second quarter of 2021.

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Douglas Dynamics – Second Quarter 2021

•	Demand trends remain strong and order patterns have returned to pre-pandemic levels, creating record backlog within Solutions.

Dividend, Balance Sheet & Liquidity

•	A quarterly cash dividend of $0.285 per share of the Company's common stock was declared on June 7, 2021, and paid on June 30, 2021, to stockholders of record as of the close of business on June 18, 2021.

•	Net Cash Provided by Operating Activities for the first six months of 2021 increased to $13.1 million from $6.0 million cash used during the first six months of 2020.

•	Strong Free Cash Flow for the first six months of 2021 drove an increase to $8.6 million from ($11.1) million for the first six months of 2020, which was primarily a result of improved operating results and strong collections.

•	Refinanced existing $375 million in senior secured credit facilities with a new $225 million Term Loan A facility and $100 million senior secured revolving credit facility due June 2026.

•	As of June 30, 2021, Douglas Dynamics maintained $114.3 million of total liquidity, comprised of $15.2 million in cash and cash equivalents and borrowing availability of $99.1 million under its revolving credit facility.

“We successfully refinanced our senior credit facilities in June, which reduces our overall debt profile, reinforces our robust financial position, and ensures we have the flexibility to invest in the business, and pursue external growth opportunities in the years ahead,” explained Sarah Lauber, Chief Financial Officer.

Outlook

“While we are pleased with our year-to-date performance, we do expect continued uncertainty as we navigate external headwinds. Our finance team did a great job refinancing our debt at more favorable terms and working to lower our expected tax rate, which increases our earnings per share range for the year.” McCormick noted. “With record backlog in our Solutions business and resilient demand in Attachments, we remain confident that we are positioned to achieve our long-term goals.”

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Douglas Dynamics – Second Quarter 2021

The 2021 financial outlook is as follows:

•	Net Sales are expected to be between $520 million and $580 million.

•	Adjusted EBITDA is predicted to range from $75 million to $100 million.

•	Adjusted Earnings Per Share are expected to be in the range of $1.40 per share to $2.20 per share.

•	The effective tax rate is now expected to be approximately 20%, due to the discrete tax benefit that will lower the effective tax rate for 2021.

•	The outlook assumes relatively stable economic conditions, no significant deterioration in COVID-19 pandemic conditions, and that the Company’s core markets will experience average snowfall levels in 4Q21.

Earnings Conference Call Information

•	A conference call will occur on Tuesday, August 3, 2021 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To join the conference call, please dial (877) 369-6591 domestically, or (253) 237-1176 internationally.

•	The call will also be available via the Investor Relations section of the website at www.douglasdynamics.com. For those who cannot listen to the live broadcast, replays will be available for one week following the call.

About Douglas Dynamics

Home to the most trusted brands in the industry, Douglas Dynamics is North America’s premier manufacturer and up-fitter of commercial work truck attachments and equipment. For more than 70 years, the Company has been innovating products that not only enable people to perform their jobs more efficiently and effectively, but also enable businesses to increase profitability. Through its proprietary Douglas Dynamics Management System (DDMS), the Company is committed to continuous improvement aimed at consistently producing the highest quality products, at industry-leading levels of service and delivery that ultimately drive shareholder value. The Douglas Dynamics portfolio of products and services is separated into two segments: First, the Work Truck Attachments segment, which includes commercial snow and ice control equipment sold under the FISHER®, SNOWEX® and WESTERN® brands. Second, the Work Truck Solutions segment, which includes the up-fit of market leading attachments and storage solutions under the HENDERSON® brand, and the DEJANA® brand and its related sub-brands.

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Douglas Dynamics – Second Quarter 2021

Use of Non-GAAP Financial Measures

This press release contains financial information calculated other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The non-GAAP measures used in this press release are Adjusted EBITDA, Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share, and Free Cash Flow.  The Company believes that these non-GAAP measures are useful to investors and other external users of its consolidated financial statements in evaluating the Company’s operating performance as compared to that of other companies.  Reconciliations of these non-GAAP measures to the nearest comparable GAAP measures can be found immediately following the Consolidated Statements of Cash Flows included in this press release.

Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation, and amortization, as further adjusted for certain charges consisting of unrelated legal and consulting fees, pension termination costs, stock-based compensation, certain purchase accounting expenses, impairment charges, expenses related to debt modifications, loss on extinguishment of debt, and incremental costs incurred related to the COVID-19 pandemic. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. The Company uses Adjusted EBITDA in evaluating the Company’s operating performance because it provides the Company and its investors with additional tools to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. The Company’s management also uses Adjusted EBITDA for planning purposes, including the preparation of its annual operating budget and financial projections, and to evaluate the Company’s ability to make certain payments, including dividends, in compliance with its senior credit facilities, which is determined based on a calculation of “Consolidated Adjusted EBITDA” that is substantially similar to Adjusted EBITDA.

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share (calculated on a diluted basis) represents net income (loss) and earnings (loss) per share (as defined by GAAP), excluding the impact of stock based compensation, pension termination costs, non-cash purchase accounting adjustments, impairment charges, expenses related to debt modifications, loss on extinguishment of debt, certain charges related to unrelated legal fees and consulting fees, incremental costs incurred related to the COVID-19 pandemic, adjustments on derivatives not classified as hedges, net of their income tax impact. Such COVID-19 related costs include increased expenses directly related to the pandemic, and do not include either production related overhead inefficiencies or lost or deferred sales. We believe these costs are out of the ordinary, unrelated to our business and not representative of our results. Adjustments on derivatives not classified as hedges are non-cash and are related to overall financial market conditions; therefore, management believes such costs are unrelated to our business and are not representative of our results.  Management believes that Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

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Douglas Dynamics – Second Quarter 2021

Free Cash Flow is a non-GAAP financial measure that we define as net cash provided by (used in) operating activities less capital expenditures.  Free Cash Flow should be evaluated in addition to, and not considered a substitute for, other financial measures such as Net Income (Loss) and Net Cash Used in Operating Activities.  We believe that free cash flow represents our ability to generate additional cash flow from our business operations.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation, product demand, the payment of dividends, and availability of financial resources. These statements are often identified by use of words such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions and include references to assumptions and relate to our future prospects, developments, and business strategies. Such statements involve known and unknown risks, uncertainties and other factors that could cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, weather conditions, particularly lack of or reduced levels of snowfall and the timing of such snowfall, our ability to manage general economic, business and geopolitical conditions, including the impacts of natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as the COVID-19 pandemic, our inability to maintain good relationships with our distributors, our inability to maintain good relationships with the original equipment manufacturers with whom we currently do significant business, lack of available or favorable financing options for our end-users, distributors or customers, increases in the price of steel or other materials, including as a result of tariffs, necessary for the production of our products that cannot be passed on to our distributors, increases in the price of fuel or freight, a significant decline in economic conditions, the inability of our suppliers and original equipment manufacturer partners to meet our volume or quality requirements, inaccuracies in our estimates of future demand for our products, our inability to protect or continue to build our intellectual property portfolio, the effects of laws and regulations and their interpretations on our business and financial condition, our inability to develop new products or improve upon existing products in response to end-user needs, losses due to lawsuits arising out of personal injuries associated with our products, factors that could impact the future declaration and payment of dividends, our inability to compete effectively against competition, our inability to achieve the projected financial performance with the assets of Dejana Truck & Utility Equipment Company, Inc., which we acquired in 2016, and unexpected costs or liabilities related to such acquisitions or any future acquisitions, as well as those discussed in the section entitled “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2020 and any subsequent Form 10-Q filings. You should not place undue reliance on these forward-looking statements. In addition, the forward-looking statements in this release speak only as of the date hereof and we undertake no obligation, except as required by law, to update or release any revisions to any forward-looking statement, even if new information becomes available in the future.

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Douglas Dynamics – Second Quarter 2021

Financial Statements

Douglas Dynamics, Inc.

Consolidated Balance Sheets

(In thousands)

	June 30,	December 31,
	2021	2020
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,175	$41,030
Accounts receivable, net	92,127	83,195
Inventories	93,947	79,482
Inventories - truck chassis floor plan	6,999	8,146
Refundable income taxes paid	313	-
Prepaid and other current assets	4,520	5,334
Total current assets	213,081	217,187

Property, plant, and equipment, net	64,332	64,320
Goodwill	113,134	113,134
Other intangible assets, net	147,382	152,791
Operating lease - right of use asset	19,759	21,441
Non-qualified benefit plan assets	9,937	9,041
Other long-term assets	1,298	1,288
Total assets	$568,923	$579,202

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$19,385	$16,284
Accrued expenses and other current liabilities	33,323	30,831
Floor plan obligations	7,049	7,885
Operating lease liability - current	4,588	4,326
Income taxes payable	-	5,214
Current portion of long-term debt	11,137	1,666
Total current liabilities	75,482	66,206

Retiree benefits and deferred compensation	17,256	15,804
Deferred income taxes	27,158	26,681
Long-term debt, less current portion	211,436	236,676
Operating lease liability - noncurrent	15,516	17,434
Other long-term liabilities	12,836	16,197

Total stockholders' equity	209,239	200,204
Total liabilities and stockholders' equity	$568,923	$579,202

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Douglas Dynamics – Second Quarter 2021

Douglas Dynamics, Inc.
Consolidated Statements of Income (Loss)

(In thousands, except share and per share data)

	Three Month Period Ended		Six Month Period Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020

	(unaudited)		(unaudited)
Net sales	$157,530	$120,043	$260,872	$188,233
Cost of sales	108,732	87,968	185,822	144,468
Gross profit	48,798	32,075	75,050	43,765

Selling, general, and administrative expense	21,982	13,858	41,881	31,007
Impairment charges	-	127,872	-	127,872
Intangibles amortization	2,705	2,739	5,410	5,477

Income (loss) from operations	24,111	(112,394)	27,759	(120,591)

Interest expense, net	(4,372)	(5,662)	(7,347)	(10,702)
Debt modification expense	-	(3,192)	-	(3,192)
Loss on extinguishment of debt	(4,936)	-	(4,936)	-
Other income (expense), net	116	(67)	108	(178)
Income (loss) before taxes	14,919	(121,315)	15,584	(134,663)

Income tax expense (benefit)	816	(17,456)	739	(20,718)

Net income (loss)	$14,103	$(103,859)	$14,845	$(113,945)

Weighted average number of common shares outstanding:
Basic	22,973,391	22,857,457	22,927,658	22,835,356
Diluted	22,985,233	22,857,457	22,943,836	22,835,356

Earnings (loss) per share:
Basic earnings (loss) per common share attributable to common shareholders	$0.60	$(4.55)	$0.64	$(5.00)
Earnings (loss) per common share assuming dilution attributable to common shareholders	$0.60	$(4.55)	$0.63	$(5.00)
Cash dividends declared and paid per share	$0.29	$0.28	$0.57	$0.56

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Douglas Dynamics – Second Quarter 2021

Douglas Dynamics, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Six Month Period Ended
	June 30, 2021	June 30, 2020

	(unaudited)
Operating activities
Net income (loss)	$14,845	$(113,945)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation and amortization	10,213	9,797
Gain on sale of fixed asset	(57)
Debt modification expense	-	267
Loss on extinguishment of debt	4,936	-
Amortization of deferred financing costs and debt discount	646	605
Stock-based compensation	6,020	2,569
Adjustments on derivatives not designated as hedges	(849)	3,057
Provision for losses on accounts receivable	347	491
Deferred income taxes	477	(19,753)
Impairment charges	-	127,872
Non-cash lease expense	1,681	2,076
Earnout liability	-	(2,017)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(9,279)	9,996
Inventories	(14,155)	(21,838)
Prepaid assets, refundable income taxes paid and other assets	(475)	(1,783)
Accounts payable	2,929	2,688
Accrued expenses and other current liabilities	(2,851)	(3,749)
Benefit obligations and other long-term liabilities	(1,287)	(2,357)
Net cash provided by (used in) operating activities	13,141	(6,024)

Investing activities
Capital expenditures	(4,586)	(5,048)
Net cash used in investing activities	(4,586)	(5,048)

Financing activities
Shares withheld on restricted stock vesting paid for employees’ taxes	-	(72)
Payments of financing costs	(1,281)	(992)
Borrowings on long-term debt	224,438	270,875
Dividends paid	(13,254)	(12,926)
Repayment of long-term debt	(244,313)	(246,546)
Net cash provided by (used in) financing activities	(34,410)	10,339
Change in cash and cash equivalents	(25,855)	(733)
Cash and cash equivalents at beginning of period	41,030	35,665
Cash and cash equivalents at end of period	$15,175	$34,932

Non-cash operating and financing activities
Truck chassis inventory acquired through floorplan obligations	$26,056	$8,510

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Douglas Dynamics – Second Quarter 2021

Douglas Dynamics, Inc.

Segment Disclosures (unaudited)

(In thousands)

	Three Months Ended June 30, 2021	Three Months Ended June 30, 2020	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
Work Truck Attachments
Net Sales	$104,638	$73,830	$146,619	$92,950
Adjusted EBITDA	$32,177	$20,448	$40,416	$18,372
Adjusted EBITDA Margin	30.8%	27.7%	27.6%	19.8%

Work Truck Solutions
Net Sales	$52,892	$46,213	$114,253	$95,283
Adjusted EBITDA	$1,314	$(116)	$3,733	$245
Adjusted EBITDA Margin	2.5%	-0.3%	3.3%	0.3%

Douglas Dynamics, Inc.

Free Cash Flow reconciliation (unaudited)

(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2021	2020	2021	2020
Net cash provided by (used in) operating activities	$(11,008)	$3,056	$13,141	$(6,024)
Acquisition of property and equipment	(2,409)	(2,744)	(4,586)	(5,048)
Free cash flow	$(13,417)	$312	$8,555	$(11,072)

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Douglas Dynamics – Second Quarter 2021

Douglas Dynamics, Inc.

Net Income (Loss) to Adjusted EBITDA reconciliation (unaudited)

(In thousands)

	Three month period ended June 30,		Six month period ended June 30,
	2021	2020	2021	2020
Net income (loss)	$14,103	$(103,859)	$14,845	$(113,945)

Interest expense - net	4,372	5,662	7,347	10,702
Income tax expense (benefit)	816	(17,456)	739	(20,718)
Depreciation expense	2,495	2,164	4,803	4,320
Intangibles amortization	2,705	2,739	5,410	5,477
EBITDA	24,491	(110,750)	33,144	(114,164)

Stock-based compensation	4,055	1,201	6,020	2,569
Impairment charges	-	127,872	-	127,872
Debt modification expense	-	3,192	-	3,192
Loss on extinguishment of debt	4,936	-	4,936	-
COVID-19 (1)	15	848	55	1,165
Purchase accounting (2)	-	(2,000)	-	(2,017)
Other charges (3)	(6)	(31)	(6)	-
Adjusted EBITDA	$33,491	$20,332	$44,149	$18,617

(1)  Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.

(2) - Reflects $2,000 reversal of earn-out compensation acquired in conjunction with the acquisition of Dejana in the periods presented. Reflects $17 reversal of earn-out compensation in conjunction with the acquisition of Henderson in the periods presented.

(3)  Reflects one time, unrelated legal and consulting fees for the periods presented.

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Douglas Dynamics – Second Quarter 2021

Douglas Dynamics, Inc.

Reconciliation of Net Income (Loss) to Adjusted Net Income (Loss) (unaudited)

(In thousands, except share and per share data)

	Three month period ended June 30,		Six month period ended June 30,
	2021	2020	2021	2020
Net income (loss)	$14,103	$(103,859)	$14,845	$(113,945)
Adjustments:
Stock based compensation	4,055	1,201	6,020	2,569
Impairment charges	-	127,872	-	127,872
Debt modification expense	-	3,192	-	3,192
Loss on extinguishment of debt	4,936	-	4,936	-
COVID-19 (1)	15	848	55	1,165
Purchase accounting (2)	-	(2,000)	-	(2,017)
Adjustments on derivative not classified as hedge (3)	605	1,644	(849)	3,057
Other charges (4)	(6)	(31)	(6)	-
Tax effect on adjustments	(2,401)	(21,232)	(2,539)	(22,010)
Adjusted net income (loss)	$21,307	$7,635	$22,462	$(117)

Weighted average basic common shares outstanding	22,973,391	22,857,457	22,927,658	22,835,356
Weighted average common shares outstanding assuming dilution	22,985,233	22,857,457	22,943,836	22,835,356

Adjusted earnings (loss) per common share - dilutive	$0.91	$0.33	$0.95	$(0.02)

GAAP diluted earnings (loss) per share	$0.60	$(4.55)	$0.63	$(5.00)
Adjustments net of income taxes:

Stock based compensation	0.14	0.04	0.19	0.07
Impairment charges	-	4.72	-	4.72
Debt modification expense	-	0.11	-	0.11
Loss on extinguishment of debt	0.16	-	0.16	-
COVID-19 (1)	-	0.03	-	0.05
Purchase accounting (2)	-	(0.07)	-	(0.07)
Adjustments on derivative not classified as hedge (3)	0.01	0.05	(0.03)	0.10
Other charges (4)	-	-	-	-

Adjusted diluted earnings (loss) per share	$0.91	$0.33	$0.95	$(0.02)

(1)  Reflects incremental costs incurred related to the COVID-19 pandemic for the periods presented.

(2) - Reflects $2,000 reversal of earn-out compensation acquired in conjunction with the acquisition of Dejana in the periods presented. Reflects $17 reversal of earn-out compensation in conjunction with the acquisition of Henderson in the periods presented.

(3)  Reflects non-cash mark-to-market and amortization adjustments on an interest rate swap not classified as a hedge for the periods presented.

(4)  Reflects one time, unrelated legal and consulting fees for the periods presented.

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